Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-249816
PROSPECTUS SUPPLEMENT
(To Prospectus dated November 12, 2020)
7,500,000 Ordinary Shares

BeyondSpring Inc.
We are offering 7,500,000 ordinary shares with an aggregate offering price of $75,000,000. Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “BYSI.” The last reported sales price of our ordinary shares on the Nasdaq Capital Market on November 18, 2020 was $11.53.
We are an “emerging growth company” under federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements.
Investing in our ordinary shares involves a high degree of risk. Before making an investment decision, please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 2 of the accompanying prospectus, and under similar headings in the other documents that we have filed or that are filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.
	Per Share	Total
Public offering price	$10.00	$75,000,000
Underwriting discounts and commissions(1)	$0.65	$4,875,000
Proceeds, before expenses, to us	$9.35	$70,125,000
(1)	See “Underwriting” for a description of compensation payable to the underwriters.
We have also granted the underwriters an option for a period of 30 days to purchase up to an additional 1,125,000 ordinary shares from us on the same terms as set forth above. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $5,606,250 and the total proceeds to us, before expenses, will be $80,643,750.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
Delivery of the ordinary shares offered in this offering is expected to be made on or about November 23, 2020 only in book-entry form through the facilities of the Depository Trust Company.
Joint Book-Running Managers
BofA Securities	Jefferies	Evercore ISI
Co-Manager
H.C. Wainwright & Co.
Prospectus Supplement dated November 18, 2020

Prospectus Supplement
Prospectus
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ABOUT THIS PROSPECTUS SUPPLEMENT
A registration statement on Form F-3 (File No. 333-249816) utilizing a shelf registration process relating to the securities described in this prospectus supplement was initially filed with the Securities and Exchange Commission, or the SEC, on November 3, 2020, and declared effective on November 12, 2020. Under this shelf registration statement, of which this offering is a part, we may, from time to time, sell up to 10,000,000 of our ordinary shares.
This document contains two parts. The first part is this prospectus supplement, which describes the terms of this offering of our ordinary shares by us, and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated herein and therein by reference. The second part is the accompanying prospectus, which gives more general information about us, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated herein by reference, the information in this prospectus supplement will supersede and govern. In addition, this prospectus supplement and the accompanying prospectus do not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us, you should refer to that registration statement, which you can obtain from the SEC as described elsewhere in this prospectus supplement under “Where You Can Find More Information” and “Incorporation by Reference.”
You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and in any free writing prospectus that we may authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful. We are offering to sell, and seeking offers to buy, our securities offered hereby only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or of any of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to: “BeyondSpring,” the “Company,” “us,” “we,” “our” and similar designations refer to Dalian Wanchun Biotechnology Co., Ltd., or Wanchun Biotech, the former holding company of our U.S. subsidiary and its consolidated subsidiaries, as a whole, prior to the completion of our internal corporate reorganization, and BeyondSpring Inc. and its consolidated subsidiaries, after the completion of our internal corporate reorganization on July 20, 2015.
“$”refers to United States Dollars.
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.
“Nasdaq” refers to the Nasdaq Capital Market.
“Our shares” or “ordinary shares” and similar expressions refer to our ordinary shares, par value $0.0001 per share.
“PRC” or “China” refer to the People’s Republic of China.
“RMB” refers to Renminbi.
“SEC” or the “Commission” refers to the United States Securities and Exchange Commission.
“Securities Act” refers to the Securities Act of 1933, as amended.
This prospectus supplement contains brand names or trademarks, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference may appear without the ® and TM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights to these trademarks and trade names.
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SUMMARY
This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” sections, starting on page S-7 of this prospectus supplement and page 2 of the accompanying prospectus as well as the financial statements and notes thereto, and the other information incorporated by reference herein, including our most recent Annual Report on Form 20-F, before making an investment decision.
BeyondSpring Inc.
Overview
We are a global clinical stage biopharmaceutical company focused on the development of innovative cancer therapies. Our lead asset, Plinabulin, is being studied in late stage clinical trials in combination with pegfilgrastim for its potential benefit in the prevention of chemotherapy-induced neutropenia, or CIN, and has received Breakthrough Therapy Designation from the U.S. FDA and from the China National Medical Products Association. Plinabulin is also being studied as an anti-cancer agent in combination with docetaxel in advanced non-small cell lung cancer, or NSCLC. Plinabulin is also currently being studied in investigator-initiated trials for its therapeutic potential in combination with various immuno-oncology agents, including 1) in combination with nivolumab, a programmed cell death protein 1, or PD-1, antibody for the treatment of NSCLC at the University of California San Diego, the Fred Hutchinson Cancer Research Center, and the University of Washington, 2) in combination with nivolumab and ipilimumab, a CTLA-4 antibody, for the treatment of small cell lung cancer at the Rutgers University, and 3) in combination with PD-1 or programmed death-ligand 1, or PD-L1, antibodies and radiation or chemotherapy for the treatment of various cancers at the University of Texas MD Anderson Cancer Center. We own global rights to Plinabulin in all countries except China. We own a 57.97% interest in our China subsidiary, which owns 100% of the rights to Plinabulin in China. We are also developing three small molecule immune agents, currently in preclinical stages, and a drug development platform using ubiquitin mediated protein degradation pathway.
Plinabulin is a marine-derived small-molecule with a number of distinct immune activities that may provide multiple therapeutic opportunities. We believe Plinabulin has the potential for an overall superior product profile in the prevention of both high and intermediate risk CIN. CIN is a significant cause of morbidity and mortality in cancer patients as well as a significant factor in the interruption of chemotherapy. According to industry reports, the global neutropenia treatment market in 2018 was over $11 billion and is expected to grow at 5% per annum through 2027. The number of first cycle chemotherapy treatments is expected to grow by 53% between 2018 and 2040. G-CSFs are the predominant therapies in the CIN space, but are limited by their inability to adequately address CIN and burdensome side effects. In preclinical studies, Plinabulin increased the survival of neutrophils, a type of white blood cell important in the prevention of bacterial infections. G-CSF was previously indicated to use prophylactically with only high risk chemotherapy regimens (>20% risk of febrile neutropenia). The National Comprehensive Cancer Network (NCCN) Guidelines for Hematopoietic Growth Factors recently expanded G-CSF’s prophylactical use to intermediate risk chemotherapy regimens (10-20% risk of febrile neutropenia) due to the recent global coronavirus (COVID-19) pandemic.
We believe Plinabulin has direct anti-tumor activity. In the Phase 2 portion of a Phase 1/2 clinical trial in 163 advanced NSCLC patients, or Study 101, the addition of Plinabulin to a standard regimen of docetaxel increased anti-tumor activity compared to docetaxel monotherapy in a subset of patients with measurable lung lesions. In June 2016, we initiated DUBLIN-3 (previously referred to as Study 103), a Phase 3 trial in the U.S., China and Australia of Plinabulin in combination with docetaxel in patients with advanced NSCLC. We reached the first pre-specified interim analysis at a death event of approximately 150 patients in the first quarter of 2019 and the Data and Safety Monitoring Board, or DSMB, recommended the trial to continue without modification. We reached the second pre-specified interim analysis at a death event of approximately 300 patients in the first quarter of 2020, and, in May 2020, the DSMB recommended the trial to continue without modification. As of the date of this prospectus supplement, DUBLIN-3 has enrolled over 500 patients in a 554-patient trial.
Plinabulin’s activity in preventing CIN has been observed in four clinical trials involving more than 1,200 patients so far, including namely Study 101, DUBLIN-3, PROTECTIVE-1 (previously referred to as Study 105) and PROTECTIVE-2 (previously referred to as Study 106).

In the Phase 2 portion of Study 101, the addition of Plinabulin to a standard regimen of docetaxel, a commonly used type of chemotherapy, led to a statistically significant reduction in the incidence of grade 3 and 4 neutropenia (p<0.0003), an abnormally low blood concentration of neutrophils.
In DUBLIN-3, a Phase 3 study for NSCLC, we evaluated 138 patients on a secondary endpoint of grade 4 neutropenia reduction in cycle 1 day 8 (lowest neutrophil account in a cycle due to docetaxel treatment) and observed Plinabulin’s ability to reduce docetaxel induced grade 4 neutropenia in NSCLC patients (p<0.0001). As part of our registration program for CIN, Plinabulin has been studied in two Phase 2/3 clinical trials, the first for the reduction of CIN caused by intermediate risk chemotherapy, composed solely of Taxotere (docetaxel), in NSCLC, breast cancer and prostate cancer patients (PROTECTIVE-1), and the second for the reduction of CIN caused by high risk chemotherapy, a myelosuppressive chemotherapeutic regimen composed of three agents, Taxotere (docetaxel), Adriamycin (doxorubicin) and Cytoxan (cyclophosphamide) in breast cancer patients (PROTECTIVE-2).
In the Phase 2 portion of PROTECTIVE-1, 55 NSCLC patients treated with Plinabulin reported less bone pain, and had comparable absolute neutrophil count profiles (a measure of neutrophils per unit of blood that is calculated from measurements of the total number of white blood cells and bands, or immature neutrophils) and comparable durations of severe neutropenia (DSN) and neutropenia reduction compared to patients treated with Neulasta (pegfilgrastim). Neulasta is a type of long-lasting G-CSF, which is the current standard of care for the prevention of high-risk CIN. The Phase 2 portion of PROTECTIVE-1 also observed that Plinabulin alleviated docetaxel-induced thrombocytopenia, whereas Neulasta did not. Thrombocytopenia, a frequent side effect of chemotherapy, is the lowering of platelet counts that, when severe, leads to bleeding and anemia and can require transfusion with platelets and in severe cases can lead to cessation of chemotherapy. In addition, the data showed that Plinabulin has a superior immune profile compared to Neulasta based on promyelocytes and immature neutrophil data from the clinical study. The results of the Phase 2 portion of PROTECTIVE-1 established the recommended dose for the Phase 3 portion of the study. We plan to enroll 150 patients for the Phase 3 portion of PROTECTIVE-1. In December 2018, we announced that the Phase 3 portion of PROTECTIVE-1 had met its primary endpoint of non-inferiority versus Neulasta for DSN in the first cycle, with statistical significance in a pre-specified interim analysis at 105-patient enrollment. This conclusion was confirmed at the DSMB meeting in January 2019, chaired by Dr. Jeffrey Crawford, Chairman of the National Comprehensive Cancer Network Guidelines for Neutropenia Management in the U.S.
In the Phase 2 portion of PROTECTIVE-2, in 115 breast cancer patients, Plinabulin in combination with 6 mg Neulasta (the Plinabulin/Neulasta Combo) was shown to lead to a clinically meaningful increase in the percentage of patients with no severe neutropenia (grade 4 neutropenia) in each cycle of chemotherapy, a statistically significant reduction of bone pain, and less immune suppression compared with Neulasta monotherapy. In this study, Plinabulin alone showed neutrophil protection effect in week 1 after chemotherapy which is complimentary to the week 2 effect from Neulasta, one type of G-CSF. Thus the combination of these two agents could potentially have improved benefit in prevention of CIN. Published data demonstrate that patients who avoid severe neutropenia have a higher likelihood of remaining compliant and persistent with chemotherapy, optimizing their care and providing them with the best chance of improving overall survival. In June 2020, the Phase 2 portion of PROTECTIVE-2 showed that the Plinabulin/Neulasta Combo enabled more cancer patients to receive the optimal chemotherapy dose and regimen, which potentially leads to better clinical outcomes. In March 2019, we announced at ASCO-SITC Clinical Immuno-Oncology Symposium (ASCO-SITC) that new clinical results from the Phase 2 portion of PROTECTIVE-2 indicated that the Plinabulin/Neulasta Combo resulted in better outcomes for CIN treatment and also reduced Neulasta’s potential immune-suppressive phenotype.
We have finished enrollment of 221 patients for the Phase 3 portion of PROTECTIVE-2 and enrolled the first patient in October 2019. The primary endpoint of the Phase 3 portion of PROTECTIVE-2 is the rate of prevention of grade 4 neutropenia in the first cycle of chemotherapy, which correlates with high rates of infection, bacteremia, fever and mortality. In November 2020, the Phase 3 portion of PROTECTIVE-2 met its primary endpoint showing statistically significant improvement in the rate of prevention of grade 4 neutropenia in Cycle 1, 31.5% in the combination therapy vs. 13.6% pegfilgrastim monotherapy, p= 0.0015, and met all key secondary endpoints with statistical significance. In June 2020, the Phase 3 portion of PROTECTIVE-2 met its primary endpoint at the pre-specified interim analysis of approximately 120 patients (p<0.01). At this interim analysis, the trial also met its secondary endpoints of DSN in both the first eight days and full cycle of the first chemotherapy cycle (p<0.05). In November 2020, the final topline data for PROTECTIVE-2 represented confirmatory data in meeting the primary endpoint and all key secondary endpoints that were based on the absolute neutrophil count (ANC) number.

Pending results in our three clinical trials, DUBLIN-3, PROTECTIVE-1 and PROTECTIVE-2, we expect to submit two new drug applications, or NDAs, in China for Plinabulin for two separate indications. The first is for Plinabulin in combination with Pegfilgrastim in the prevention of CIN in patients undergoing chemotherapy treatment for solid tumor and hematological cancers. We initiated the rolling regulatory submission in China in the first quarter of 2020. The second is for Plinabulin in combination with docetaxel for second and third line treatment of EGFR wild type NSCLC. Based on our previous discussions with the Food and Drug Administration, or the FDA, after finalization of all three clinical trials, if positive results are achieved, we intend to submit NDAs in the U.S. for CIN prevention in first quarter of 2021 and for NSCLC in the first quarter of 2022. In December 2018, we engaged in pre-NDA discussions with the FDA regarding the content of chemistry, manufacturing and control, or CMC, sections of our planned NDAs for Plinabulin for the treatment of NSCLC and for CIN prevention. These discussions culminated with alignment with the FDA regarding expectations for our CMC sections of our planned NDAs for Plinabulin, putting us on track to submit these NDAs to the FDA. We are in pre-NDA discussions with the FDA for the CIN indication. These discussions may take longer than we expect and the FDA may require additional data or further clinical trials before approving the NDA.
We have a novel, highly scalable business model that integrates global clinical resources, including those in the U.S. and China. We believe that our global development strategy has provided and will continue to provide significant developmental advantages including the ability to conduct trials in China, which could result in faster enrollment, lower costs and expedited approval process, as well as access to China’s large cancer population. Our drug development capabilities are facilitated by strong interest from clinical investigators in the U.S. as well as by our understanding of the pharmaceutical industry, clinical resources and regulatory system in China. In addition, this model represents significant commercial advantages for Plinabulin, as the U.S. and China are the two largest pharmaceutical markets in the world.
We continue to explore strategic financing options in the U.S. and in China to support our current operations and fund our future growth, including with respect to Plinabulin and our drug development platform using ubiquitin mediated protein degradation pathway. These options include issuances of our ordinary or preferred shares through registered offerings or private placements, additional “at-the-market” offerings of our ordinary shares, offerings of equity in our subsidiaries and debt financings, including convertible debt, as well as potential joint venture, licensing partnership arrangements with third parties, including global pharmaceutical companies. In connection with such joint venture, licensing or partnership arrangements, we may also enter into research and development collaborations with third parties to identify and validate potential targets or product candidates.
Our Pipeline
The following table summarizes the current status of our product development pipeline.

Recent Developments
In September 2020, Plinabulin received two Breakthrough Therapy Designations (BTD) for the CIN indication from both the FDA and China’s Center for Drug Evaluation (CDE) of the National Medical Products Administration. The FDA granted BTD to plinabulin for concurrent administration with myelosuppressive chemotherapeutic regimens in patients with nonmyeloid malignancies for the prevention of CIN. The FDA’s BTD is intended to expedite the development and review of a drug candidate that is planned to treat a serious or life-threatening disease or condition in which clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. Products with BTD from the CDE may be considered for conditional approval and priority review when submitting NDAs.
In November 2020, SEED Therapeutics Inc. (“SEED”), a British Virgin Islands company, announced that it has entered into a research collaboration and license agreement (the “Collaboration Agreement”) with Eli Lilly and Company (“Lilly”) to discover and develop new chemical entities that could produce therapeutic benefit through targeted protein degradation. Under the terms of the Collaboration Agreement, SEED will receive a $10 million upfront cash payment, as well as an investment of up to $10 million from Lilly upon the achievement of certain milestones as described in the Collaboration Agreement, and subject to the satisfaction and/or waiver of certain conditions (the “Milestones”). SEED will also be eligible to receive up to approximately $780 million in potential pre-clinical and clinical development, regulatory and commercial milestones, as well as tiered royalties on net sales of products that result from the collaboration. The Company and Lilly also entered into share purchase agreements with SEED to purchase preferred shares of SEED. SEED sold Series A-1 Preferred Shares to the Company and SEED Technology Limited (“SEED Technology”), a British Virgin Islands company and a majority-owned indirect subsidiary of the Company (collectively, the “BYSI Entities”) for a purchase price of about $3,000,000 and Series A-2 Preferred Shares to Lilly for a purchase price of about $5,000,000. In addition, upon the achievement of the Milestones the BYSI Entities will purchase an additional $3,000,000 of preferred shares and Lilly an additional $5,000,000 of preferred shares. Following the closing of these transactions, it is anticipated that the BYSI Entities will hold approximately 60.1% of the outstanding equity interest in SEED, calculated on an as-converted basis (excluding any shares that may be reserved under an employee stock ownership plan, or similar arrangement).
In November 2020, we announced positive topline data from our PROTECTIVE-2 Phase 3 registrational study showing that plinabulin in combination with pegfilgrastim met the primary endpoint with statistically significant improvement in the rate of prevention of grade 4 neutropenia in Cycle 1 (31.5% vs 13.6%, p=0.0015), as well as achieving statistical significance in all key secondary endpoints, including duration of severe neutropenia (DSN) and absolute neutrophil count (ANC) nadir.
Plinabulin in combination with pegfilgrastim showed a statistically significant improvement compared to pegfilgrastim alone, with topline data summarized below. Data from all 221 patients were analyzed (combination arm n=111, pegfilgrastim n=110).
•	Primary endpoint (Rate of prevention of grade 4 neutropenia):
○	31.5% combo therapy vs. 13.6% pegfilgrastim monotherapy, 95% CI 17.90 (7.13, 28.66), p = 0.0015
•	Key secondary endpoints:
○	DSN Cycle 1 Day 1-8 (ANC < 0.5 x 10[9] cells/L): p = 0.0065
○	DSN Cycle 1: p = 0.03
○	Mean ANC nadir Cycle 1 (x 10[9] cells/L): p = 0.0002
○	Duration of profound neutropenia Cycle 1 (ANC < 0.1 x 10[9] cells/L): p = 0.0004
•	Safety data:
○	Lower grade 4 adverse event (AE) frequency (58.6%) for combination compared to 80.0% in pegfilgrastim monotherapy
Corporate Information
BeyondSpring Inc. was incorporated as an exempted company under the laws of the Cayman Islands on November 21, 2014. In July 2015, we completed our internal restructuring. Our principal executive offices are located at 28 Liberty Street, 39th Floor, New York, NY 10005 and our telephone number is +1 (646) 305-6387. Our registered office in the Cayman Islands is located at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service of process in the U.S. is CT Corporation System located at 111 Eighth Avenue, New York, New York 10011. Our website is www.beyondspringpharma.com. The information contained on, or that can be accessed through, our website does not constitute part of this prospectus and is not incorporated by reference herein.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the U.S. Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:
•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and
•
to the extent that we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and (2) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of these exemptions for up to five years from the date of our initial public offering in March 2017 or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (1) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the issuance, in any three-year period, by our company of more than $1.07 billion in non-convertible debt securities; and (4) the last day of our fiscal year following the fifth anniversary of March 14, 2017. We may choose to take advantage of some but not all of these exemptions.

THE OFFERING
Ordinary shares offered by us
7,500,000 ordinary shares (or 8,625,000 ordinary shares if the underwriters exercise in full their option to purchase additional ordinary shares).
Ordinary shares issued and outstanding prior to this offering
30,516,401 ordinary shares as of September 30, 2020.
Ordinary shares to be issued and outstanding after this offering
38,016,401 ordinary shares (or 39,141,401 ordinary shares if the underwriters exercise in full their option to purchase additional ordinary shares).
Option to purchase additional shares
We have granted the underwriters an option for a period of 30 days after the date of the underwriting agreement to purchase 1,125,000 additional ordinary shares from us, as described in “Underwriting.”
Use of proceeds
We estimate that the net proceeds from our issuance and sale of ordinary shares in this offering will be approximately $69,603,000 (or $80,121,750 if the underwriters exercise their option to purchase additional shares from us in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds to support the commercialization of Plinabulin, continued clinical and pre-clinical development and for general corporate purposes. See “Use of Proceeds” on page S-13 of this prospectus supplement.
Risk factors
This investment involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement, page 2 of the accompanying prospectus and in the documents incorporated by reference herein (including under “Risk Factors” in our most recent Annual Report on Form 20-F) for a discussion of the risks you should carefully consider before deciding to invest in our ordinary shares.
Nasdaq Capital Market symbol
“BYSI.”
Unless otherwise stated, all information in this prospectus supplement is based on 30,516,401 ordinary shares issued and outstanding as of September 30, 2020 and assumes no exercise of the underwriter’s option to purchase additional ordinary shares and does not include, as of that date, the following outstanding awards under the 2017 Incentive Plan: (i) 1,809,049 ordinary shares issuable upon the exercise of outstanding options, of which 452,007 were vested (with a weighted average exercise price of $18.02 per share) and 1,357,042 were unvested (with a weighted average exercise price of $12.85 per share) (of which 747,289 were subject to time-based vesting and 609,753 were subject to performance-based vesting); (ii) 600,000 ordinary shares underlying other stock-based awards, all unvested and subject to performance-based vesting, under the 2017 Omnibus Incentive Plan, or our 2017 Incentive Plan; and (iii) stock-based awards with an aggregate maximum payout of RMB 350,000, to be paid in ordinary shares, subject to certain service requirements and achievement of performance milestones.

RISK FACTORS
Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described below, on page 4 of the accompanying prospectus and in any updates in each report on Form 6-K that indicates that it is being incorporated by reference, together with all of the other information appearing in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein, including our most recent Annual Report on Form 20-F, including in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on, or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.
Risks Related to Our Ordinary Shares and this Offering
You will experience immediate and substantial dilution after giving effect to the net proceeds from this offering.
The public offering price of our ordinary shares will be substantially higher than the net tangible book value per share of our ordinary shares before giving effect to this offering. Accordingly, if you purchase our ordinary shares in this offering, you will incur immediate substantial dilution of approximately $7.57 per share, representing the difference between the public offering price and our as adjusted net tangible book value as of September 30, 2020 after giving effect to this offering.
Furthermore, if outstanding options are exercised, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section in this prospectus supplement entitled “Dilution.”
We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our ordinary shares.
Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our shareholders may not agree with or that do not yield a favorable return in the near term, if at all. We intend to use the net proceeds of this offering to support the commercialization of Plinabulin, continued clinical and pre-clinical development and for general corporate purposes. However, our use of these proceeds may differ substantially from our current plans. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways with which you would agree. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow. See “Use of Proceeds.”
Future sales and issuances of our ordinary shares, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our shareholders, including investors in this offering, and could cause our share price to fall.
Additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, including through at-the-market offerings pursuant to the Open Market Sale Agreement with Jefferies LLC as sales agent, our shareholders, including investors in this offering, may experience substantial dilution. We may sell ordinary shares, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell ordinary shares, convertible securities or other equity securities in more than one transaction, our shareholders, including investors who purchase ordinary shares in this offering, will experience additional dilution, and any such issuances may result in downward pressure on the price of our ordinary shares. We also cannot assure you that we will be able to sell shares or other securities in any other offering at a price per ordinary share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing ordinary shares or other securities in the future could have rights superior to existing shareholders.

Risks Related to Our Doing Business in China
The current tensions in international economic relations may negatively affect the process of our clinical trials, the cost of our operations and the growth of our business.
Recently there have been heightened tensions in international economic relations, such as between the U.S. and China. Since July 2018, the U.S. government has imposed, and has proposed to impose additional, new or higher tariffs on certain products imported from China, including certain medical equipment, to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new or higher tariffs on certain products, including certain medical equipment, imported from the U.S. In May 2019, the U.S. government announced an increase to tariffs of 25% on $200 billion worth of Chinese imports and China responded by imposing tariffs on certain U.S. goods on a smaller scale, and proposed to impose additional tariffs on U.S. goods. On June 1, 2019, the tariffs announced by China in May 2019 came into effect on $60 billion worth of U.S. goods exported to China. On July 9, 2019, the U.S. government announced that it would exempt 110 categories of Chinese products, including some medical equipment for cancer, from the 25% tariffs added on July 6, 2018. The exemption is valid for a year starting on July 9, 2019. In August 2019, the U.S. government proposed to implement tariffs on an aggregate amount of $300 billion worth of Chinese imports, part of which was scheduled to be implemented in September 2019. On September 1, 2019, as announced, the U.S. government implemented tariffs on more than $125 billion worth of Chinese imports. China, in turn, imposed additional tariffs on $75 billion worth of U.S. goods exported to China. On September 2, 2019, China lodged a complaint against the U.S. over import tariffs to the World Trade Organization. On September 11, 2019, China announced its first batch of tariff exemptions for 16 categories of U.S. products, including some anti-cancer drugs. On October 11, 2019, the U.S. government announced that the two countries had reached a “Phase 1” agreement, which was signed on January 15, 2020. Nevertheless, it remains unclear how much economic relief from the trade war the agreement will offer.
In light of existing and future measures, our clinical trials may be affected or delayed. The cost for conducting the clinical trials may also be increased. Similarly, our supply chain for supporting the clinical trials and other research may be negatively affected as well. Moreover, we may face much more uncertainty in receiving regulatory approval or commercializing our product candidates due to the trade war. Escalations of tensions may further affect trade relations and lead to slower growth in the global economy generally. Therefore, our business, financial condition and results of operations, might also be negatively affected. We cannot provide any assurances or forecasts as to how the current Sino-U.S. economic relations may evolve.
It may be difficult for overseas regulators to conduct investigation or collect evidence within China.
Shareholder claims or regulatory investigations that are common in the United States are generally difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside of China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of a mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.
The audit reports included in our prior Annual Reports on Form 20-F were prepared by auditors who are not inspected fully by the Public Company Accounting Oversight Board, or PCAOB, and, as such, our shareholders are deprived of the benefits of such inspection.
Our auditor, the independent registered public accounting firm that issues the audit report included in our prior Annual Reports on Form 20-F, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, you are deprived of the benefits of such inspection.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or CSRC, and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.
On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally. In response to the U.S. President Trump’s Memorandum on Protecting United States Investors from Significant Risks from Chinese Companies, on August 6, 2020, the U.S. President’s Working Group on Financial Markets, or the PWG, released a report recommending that the SEC take steps to enhance listing requirements on companies from certain jurisdictions, such as China, that do not provide the PCAOB with sufficient access to audit working papers, or the PWG Report. The proposed enhanced listing standards require, as a condition to initial and continued exchange listing, unrestricted PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies that are unable to satisfy this standard as a result of governmental restrictions may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The measures in the PWG Report are presumably subject to the standard SEC rulemaking process before becoming effective. On August 10, 2020, the SEC announced that Chairman Clayton had directed the SEC staff to prepare proposals in response to the PWG Report, and that the SEC was soliciting public comments and information with respect to these proposals. The proposed new listing standards provide for a transition period until January 1, 2022 for currently listed companies. However, it remains unclear what actions the SEC and the stock exchanges will take to in response to the PWG Report.
This lack of PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.
As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, which if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the Nasdaq of issuers included on the SEC’s list for three consecutive years. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the Kennedy Bill. On July 21, 2020, the U.S. House of Representatives approved its version of the National Defense Authorization Act for Fiscal Year 2021, which contains provisions comparable to the Kennedy Bill. If either of these bills is enacted into law, it would amend the Sarbanes-Oxley Act of 2002 to direct the SEC to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded “over-the-counter” if the auditor of the registrant’s financial statements is not subject to PCAOB inspection for three consecutive years after the law becomes effective. On August 6, 2020, the PWG recommended that the SEC take steps to enhanced listing requirements on companies from certain jurisdictions, such as China, that do not provide the PCAOB with sufficient access to audit working papers, as discussed above. If either of these bills or the PWG Report is enacted into law, and if we fail to meet the requirements thereunder due to factors beyond our control, we could face possible de-listing from the Nasdaq, deregistration from the SEC and/or other risks, which may materially and adversely affect the market price and liquidity of our ordinary shares, or effectively terminate our ordinary shares trading in the United States. Enactment of any of such legislations or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the market price of the ordinary shares could be adversely affected, and we could be delisted if we are unable to cure the situation to meet the PCAOB inspection requirement in time. It is unclear if and when any of such proposed legislations will be enacted. Furthermore, there have been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have material and adverse impact on the stock performance of China-based issuers listed in the United States, including us. Enactment of this legislation or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the market price of the ordinary shares could be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the documents incorporated by reference herein and any accompanying prospectus may contain or incorporate forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements stated in or implied by these forward-looking statements.
All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provision under Section 27A of the Securities Act and 21E of the Exchange Act and as defined in the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. You should refer to the “Risk Factors” beginning on page S-7 of this prospectus supplement, beginning on page 2 of the accompanying prospectus, and in our most recent Annual Report on Form 20-F filed with the SEC for specific risks that could cause actual results to be significantly different from those stated in or implied by these forward-looking statements. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. Forward-looking statements speak only as of the date made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus, any accompanying prospectus and the documents that we reference in this prospectus supplement and have filed with the SEC as exhibits to the registration statement, of which this prospectus supplement is a part, completely and with the understanding that our actual future results may be materially different from any future results stated in or implied by these forward-looking statements.
Forward-looking statements in this prospectus supplement include, but are not limited to, statements about:
•	the initiation, timing, progress and results of our studies in animals and clinical trials, and our research and development programs;
•	our ability to advance our product candidates into, and successfully complete, clinical trials;
•	our reliance on the success of our clinical-stage product candidates;
•	the timing or likelihood of regulatory filings and approvals;
•	the commercialization of our product candidates, if approved;
•	our ability to develop sales and marketing capabilities;
•	the pricing and reimbursement of our product candidates, if approved;
•	the implementation of our business model, strategic plans for our business and technology;
•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;
•	our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties;
•	costs associated with defending intellectual property infringement, product liability and other claims;
•	regulatory development in the United States, China and other jurisdictions;
•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;
•	the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements;
•	our ability to maintain and establish collaborations or obtain additional grant funding;

•	the rate and degree of market acceptance of our product candidates;
•	developments relating to our competitors and our industry, including competing therapies;
•	our ability to effectively manage our anticipated growth;
•	our ability to attract and retain qualified employees and key personnel;
•	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;
•	statements regarding future revenue, hiring plans, expenses, capital expenditures, capital requirements and share performance;
•	the future trading price of our ordinary shares and impact of securities analysts’ reports on these prices;
•
the impact of widespread health developments, including the recent COVID-19 outbreak, and the responses thereto, which could materially and adversely affect, among other things, enrollment of patients in our clinical trials and our expected timeline for data readouts of our clinical trials and certain regulatory filings for our product candidates;

•	the use of proceeds from this offering; and
•	other risks and uncertainties, including those listed under the caption “Risk Factors” in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 20-F.
The “Risk Factors” section of this prospectus supplement, the accompanying prospectus and our Annual Report on Form 20-F references the principal contingencies and uncertainties to which we believe we are subject, which should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS
We estimate that the net proceeds from our issuance and sale of 7,500,000 ordinary shares in this offering will be approximately $69,603,000 (or $80,121,750 if the underwriters exercise their option to purchase additional ordinary shares from us in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering to support the commercialization of Plinabulin, continued clinical and pre-clinical development and for general corporate purposes.
Pending such use of the net proceeds from this offering, we intend to hold some amounts as cash and to invest the remaining net proceeds in a variety of capital preservation investments, including short-term investment-grade, interest-bearing instruments denominated in currencies and with maturities that match our contracted expenditures and financial plans.
Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the relative success and cost of clinical and regulatory development programs and the amount and timing of product revenue, if any. In addition, we might decide to postpone or not pursue certain activities if, among other factors, the net proceeds from this offering and our other sources of cash are less than expected. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds.

DIVIDEND POLICY
We have never declared or paid cash dividends to our shareholders, and we do not intend to pay cash dividends in the foreseeable future. We intend to reinvest any earnings in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, our strategic goals and plans to expand our business, applicable law and other factors that our board of directors may deem relevant.
See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Ordinary Shares—Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of the ordinary shares for return on your investment” in our Annual Report on Form 20-F.
We are a holding company incorporated in the Cayman Islands. We will rely to some extent on dividends from our U.S., Australia and PRC subsidiaries for payment of any dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to make such dividend payments to us. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Doing Business in China—In the future, we may rely to some extent on dividends and other distributions on equity from our principal operating subsidiaries to fund offshore cash and financing requirements” and “Item 4. Information on the Company—B. Business Overview—Government Regulation—Chinese Regulation—Regulation of Dividend Distribution” in our Annual Report on Form 20-F.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, investments and total capitalization as of September 30, 2020, as follows:
•	on an actual basis; and
•
on an as adjusted basis to give effect to our issuance and sale of 7,500,000 ordinary shares in this offering, based on the public offering price of $10.00 per ordinary share, as set forth on the cover page of this prospectus supplement, after deducting underwriting discounts and commissions and estimated offering expenses and assuming the underwriters do not exercise their option to purchase additional shares.

This table should be read in conjunction with our unaudited condensed consolidated financial statements and related notes incorporated by reference into this prospectus supplement.
	As of September 30, 2020
	Actual	As Adjusted
(Unaudited) (in thousands of U.S. Dollars (“$”), except share amounts)
Cash and cash equivalents	$30,874	$100,477
Equity:
Ordinary shares ($0.0001 par value; 500,000,000 shares authorized, 30,516,401 shares issued and outstanding, actual; 38,016,401 shares issued and outstanding, as adjusted)	3	4
Additional paid-in capital	284,310	353,912
Accumulated deficit	(260,222)	(260,222)
Accumulated other comprehensive income	(47)	(47)
Non-controlling interests	(1,121)	(1,121)
Total equity	22,923	92,526
Total capitalization	22,923	92,526
The number of ordinary shares shown as issued and outstanding in the above table as of September 30, 2020 does not include the following outstanding awards under the 2017 Incentive Plan: (i) 1,809,049 ordinary shares issuable upon the exercise of outstanding options, of which 452,007 were vested (with a weighted average exercise price of $18.02 per share) and 1,357,042 were unvested (with a weighted average exercise price of $12.85 per share) (of which 747,289 were subject to time-based vesting and 609,753 were subject to performance-based vesting); (ii) 600,000 ordinary shares underlying other stock-based awards, all unvested and subject to performance-based vesting, under the 2017 Omnibus Incentive Plan, or our 2017 Incentive Plan; and (iii) stock-based awards with an aggregate maximum payout of RMB 350,000, to be paid in ordinary shares, subject to certain service requirements and achievement of performance milestones.

DILUTION
If you invest in our ordinary shares in this offering, your interest will be diluted to the extent of the difference between the offering price per ordinary share you pay in this offering and the as adjusted net tangible book value per ordinary share immediately after this offering.
As of September 30, 2020, our net tangible book value was approximately $22.9 million, or $0.75 per ordinary share. Our net tangible book value represents our total tangible assets less our total liabilities. Our net tangible book value per ordinary share is our net tangible book value divided by the number of ordinary shares issued and outstanding as of September 30, 2020.
After giving effect to the issuance and sale by us of 7,500,000 ordinary shares in this offering, at an offering price of $10.00 per ordinary share, as set forth on the cover page of this prospectus supplement, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming the underwriters do not exercise their option to purchase additional shares, our as adjusted net tangible book value as of September 30, 2020 would have been $92.5 million, or $2.43 per ordinary share. This represents an immediate increase in net tangible book value of $1.68 per ordinary share to existing shareholders and an immediate dilution in net tangible book value of $7.57 per ordinary share to investors purchasing our ordinary shares in this offering, as illustrated in the following table:
Public offering price per share		$10.00
Net tangible book value per share as of September 30, 2020	$0.75
Increase in net tangible book value per share attributable to this offering	1.68
As adjusted net tangible book value per share after giving effect to the offering		$2.43
Dilution in net tangible book value per share to new investors in this offering		$7.57
If the underwriters exercise their option to purchase additional shares in full, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, the as adjusted net tangible book value per share as of September 30, 2020 after this offering would have been $2.63 per share, the increase in the net tangible book value per share attributable to new investors would have been $1.88 per share and the dilution to new investors purchasing our ordinary shares in this offering would have been $7.37 per share.
The above discussion and table are based on 30,516,401 ordinary shares issued and outstanding as of September 30, 2020, which does not include the following outstanding awards under the 2017 Incentive Plan: (i) 1,809,049 ordinary shares issuable upon the exercise of outstanding options, of which 452,007 were vested (with a weighted average exercise price of $18.02 per share) and 1,357,042 were unvested (with a weighted average exercise price of $12.85 per share) (of which 747,289 were subject to time-based vesting and 609,753 were subject to performance-based vesting); and (ii) 600,000 ordinary shares underlying other stock-based awards, all unvested and subject to performance-based vesting, under the 2017 Omnibus Incentive Plan, or our 2017 Incentive Plan; and (iii) stock-based awards with an aggregate maximum payout of RMB 350,000, to be paid in ordinary shares, subject to certain service requirements and achievement of performance milestones.
To the extent that any additional equity awards are granted under our 2017 Incentive Plan in the future, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders.

TAXATION
The following discussion is a summary of the Cayman Islands, Chinese and U.S. federal income tax considerations relevant to the ownership and disposition of the ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective holder. The discussion is based on laws and relevant interpretations thereof as of the date of this prospectus supplement, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, China and the United States. You should consult your tax advisors with respect to the consequences of the ownership and disposition of the ordinary shares. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our special Cayman Islands counsel; to the extent the discussion relates to PRC tax law, it is the opinion of Han Kun Law Offices, our special PRC counsel.
Cayman Islands Taxation
The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.
Payments of dividends and capital in respect of the ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ordinary shares, as the case may be, nor will gains derived from the disposal of the ordinary shares be subject to Cayman Islands income or corporation tax.
People’s Republic of China Taxation
Under the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise, the only official guidance for this definition currently available is set forth in the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, issued by the State Taxation Administration, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a Chinese enterprise or enterprise group as its primary controlling shareholder. Although BeyondSpring Inc. does not have a Chinese enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of Circular 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in Circular 82 to evaluate the tax residence status of BeyondSpring Inc. and its subsidiaries organized outside China.
According to Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to Chinese enterprise income tax on its worldwide income only if all of the following criteria are met:
•	the primary location of the enterprise’s senior executives of the day-to-day operational management and senior management departments performing their duties is in China;
•	decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China;
•	the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder meeting minutes are located or maintained in China; and
•	50% or more of voting board members or senior executives habitually reside in China.
Currently, some of the members of our management team are located in China. However, we do not believe that we meet all of the conditions outlined in the immediately preceding paragraph. BeyondSpring Inc. and its offshore subsidiaries are incorporated outside China. As a holding company, our key assets and records, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside China. Moreover, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a Chinese “resident enterprise” by the Chinese tax authorities. Accordingly, we believe that BeyondSpring Inc. and its offshore subsidiaries should not be treated as a “resident enterprise” for Chinese tax purposes if the criteria for “de facto management body” as set forth in Circular 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.
The implementation rules of the EIT Law provide that, (1) if the enterprise that distributes dividends is domiciled in China or (2) if gains are realized from transferring equity interests of enterprises domiciled in China, then such dividends or capital gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a Chinese tax resident enterprise for Chinese tax purposes, any dividends we pay to our overseas shareholders as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income. If we are considered a “non-resident enterprise” by the PRC tax authorities, the dividends paid to us by our PRC subsidiaries will be subject to a 10% withholding tax. The EIT Law also imposes a withholding income tax of 10% on dividends distributed by an foreign-invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where we are incorporated does not have such tax treaty with China. Under the Arrangement Between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, the dividend withholding tax rate may be reduced to 5%, if a Hong Kong resident enterprise that receives a dividend is considered a non-PRC tax resident enterprise and holds at least 25% of the equity interests in the PRC enterprise distributing the dividends, subject to approval of the PRC local tax authority. However, if the Hong Kong resident enterprise is not considered to be the beneficial owner of such dividends under applicable PRC tax regulations, such dividends may remain subject to withholding tax at a rate of 10%. In February, 2018, the SAT promulgated the Announcement on Issues Relating to “Beneficial Owner” in Tax Treaties, which provides the criteria of determination of “Beneficial Owner”. For determination of “Beneficial Owner”, actual conditions of the specific case shall be taken into account to conduct a comprehensive analysis. Accordingly, BeyondSpring HK may be able to enjoy the 5% withholding tax rate for the dividends it receives from its PRC subsidiaries if it satisfies the relevant conditions under tax rules and regulations and obtains the approvals as required.
U.S. Federal Income Tax Considerations
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ordinary shares. Except where noted, this summary deals only with U.S. Holders (as defined below) that acquire our ordinary shares in this offering and hold our ordinary shares as capital assets for U.S. federal income tax purposes. This summary does not address all U.S. federal income tax considerations that may be relevant to a particular U.S. Holder and does not represent a detailed description of all of the U.S. federal income tax considerations applicable to shareholders that may be subject to special treatment under U.S. federal income tax laws, including:
•	banks, financial institutions or insurance companies;
•	real estate investment trusts, regulated investment companies or grantor trusts;
•	brokers or dealers in securities, commodities or currencies;
•	traders in securities who have elected the mark-to-market method of accounting for their securities;
•	tax-exempt entities or organizations, including individual retirement accounts or other tax-deferred accounts;
•	former citizens or long-term residents of the United States;

•
persons that will hold our shares as part of a “hedging,” “integrated” or “conversion” transaction or other risk reduction strategy or as a position in a “straddle” for U.S. federal income tax purposes;

•	entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities, or holders that will hold our shares through such an entity;
•	persons whose “functional currency” is not the U.S. dollar; or
•	holders that own or have owned directly, indirectly or constructively 10% or more of the voting power or value of our shares.
The discussion below is based upon the provisions of the Code, U.S. Treasury regulations, judicial and administrative interpretations thereof and the income tax treaty between the U.S. and China, or the Treaty, in each case as in effect and available on the date hereof. Such authorities may be replaced, revoked or modified, perhaps retroactively, and may be subject to differing interpretations which could result in U.S. federal income tax consequences different from those discussed below.
This summary does not address all tax considerations that may be relevant to shareholders in light of their personal circumstances and does not address the Medicare tax imposed on certain net investment income or any state, local, foreign, gift, estate or alternative minimum tax considerations. Holders should consult their tax advisors concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of our ordinary shares in their particular circumstances. As used herein, the term “U.S. Holder” means a beneficial owner of an ordinary share that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons has or have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that is the beneficial owner of our ordinary shares will generally depend on the status of the partner and the activities of the partnership. A partner in such a partnership should consult its tax advisor regarding the tax consequences of the ownership and disposition of our ordinary shares.
Tax Residence of BeyondSpring Inc. for U.S. Federal Income Tax Purposes
Under current U.S. federal income tax law, a corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation. Thus, as a corporation incorporated under the laws of the Cayman Islands, we should generally be classified as a non-U.S. corporation (and therefore a non-U.S. tax resident) for U.S. federal income tax purposes. In certain circumstances, however, under section 7874 of the Code a corporation organized outside the United States will be treated as a U.S. corporation (and, therefore, a U.S. tax resident) unless one or more exceptions apply.
Section 7874 is generally implicated when a non-U.S. corporation acquires all of the stock of a U.S. corporation. If, immediately after such an acquisition, former shareholders of the U.S. corporation are considered to hold, for purposes of section 7874, 80% or more (by vote or value) of the stock of the acquiring non-U.S. corporation and certain other circumstances exist, the acquiring non-U.S. corporation will be treated as a U.S. corporation for U.S. federal income tax purposes. In such event, the acquiring non-U.S. corporation will be subject to U.S. corporate income tax on its worldwide income and the income of its non-U.S. subsidiaries will be subject to U.S. tax when repatriated (with a deduction available for the foreign-source portion of such income) or when deemed recognized under the U.S. federal income tax rules for controlled foreign subsidiaries. Additionally, any deferred foreign income of a non-U.S. subsidiary of a non-U.S. corporation that is treated as a U.S. corporation that has not previously been subject to U.S. taxation, determined as of November 2, 2017 or December 31, 2017 (whichever amount is greater), will be subject to a “transition tax” imposed under the Tax Cuts and Jobs Act. Moreover, the gross amount of any dividends paid to a non-U.S. shareholder will be subject to U.S. withholding tax at a rate of 30% unless the non-U.S. shareholder is eligible for an exemption or reduced withholding rate under an applicable income tax treaty.

The determination of the percentage of stock of the acquiring non-U.S. corporation treated as held by former shareholders of the U.S. corporation for purposes of section 7874, or the section 7874 ownership percentage, is subject to various adjustments and exceptions, including an “internal group restructuring exception” and a “foreign-parented group exception,” both of which, when they apply, generally operate to reduce the section 7874 ownership percentage (and the likelihood that the acquiring non-U.S. corporation will be treated as a U.S. corporation for U.S. federal income tax purposes). The internal group restructuring exception, when applicable, effectively permits the acquisition of a U.S. corporation by certain of its non-U.S. affiliates without triggering the adverse effects of section 7874. The foreign-parented group exception, when applicable, ensures that certain post-acquisition transfers of the non-U.S. acquiring corporation do not defeat the otherwise appropriate application of the internal group restructuring exception to the acquisition of a U.S. corporation. Section 7874 also contains an anti-abuse rule pursuant to which the transfer of property, including stock, may be disregarded if the transfer is part of a plan a principal purpose of which is to avoid the purposes of section 7874.
In July of 2015, we completed our internal restructuring. As part of the internal restructuring, Wanchun Biotech contributed all of the stock of BeyondSpring U.S., a U.S. corporation, to BVI Biotech, a non-U.S. entity, in exchange for all of the outstanding interests in BVI Biotech, or the BeyondSpring U.S. transfer. Shortly thereafter, Wanchun Biotech transferred all of the interests in BVI Biotech to us in exchange for 300,000 of our ordinary shares, or the BVI Biotech transfer.
Based on the rules in effect under section 7874 at the time of the internal restructuring, we believe that the BVI Biotech transfer did not constitute the indirect acquisition of substantially all of the properties held directly or indirectly by a U.S. corporation and that, therefore, the BVI Biotech transfer, in and of itself, did not implicate section 7874. Moreover, we believe that the BVI Biotech transfer satisfied the foreign-parented group exception and, therefore, did not prevent the application of the internal group restructuring exception to the BeyondSpring U.S. transfer. As a result, we believe that, under the law in effect in July of 2015, the section 7874 ownership percentage with respect to the BeyondSpring U.S. transfer was less than 80% and that neither the BeyondSpring U.S. transfer nor the BVI Biotech transfer triggered the application of section 7874. Accordingly, we expect that we are not treated as a U.S. corporation for U.S. federal income tax purposes.
Notwithstanding, the determination of the section 7874 percentage and the application of the various exceptions are complex and subject to factual and legal uncertainties. Moreover, changes to section 7874 or the U.S. Treasury regulations promulgated thereunder (or other relevant provisions of U.S. federal income tax law), which could be given prospective or retroactive effect, could adversely affect the section 7874 analysis with respect to our status as a non-U.S. corporation for U.S. federal income tax purposes. As a result, there can be no assurance that the IRS will agree with the position that we should not be treated as a U.S. corporation for U.S. federal income tax purposes. If the IRS were to prevail with an assertion that the exceptions described above do not apply with respect to the internal restructuring or that the internal restructuring runs afoul of the section 7874 anti-abuse rules or other substance-over-form or similar principles, we could be treated as a U.S. corporation for U.S. federal income tax purposes.
The remainder of this discussion assumes that we are not treated as a U.S. corporation for U.S. federal income tax purposes.
Taxation of Dividends
Subject to the discussion under “—Passive Foreign Investment Company” below, the gross amount of distributions on our ordinary shares (including any amounts withheld in respect of PRC withholding taxes) will generally be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be includable in your gross income as ordinary income on the day actually or constructively received. Such dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations under the Code. The following discussion assumes that any dividends will be paid in U.S. dollars.
With respect to individuals and certain other non-corporate holders, dividends paid on our ordinary shares may be subject to reduced rates of taxation provided that (1) our ordinary shares are regularly tradeable on an established securities market in the United States, or, in the event we are deemed to be a PRC resident enterprise under the EIT Law, we are eligible for the benefit of the Treaty, (2) we are not a PFIC (as discussed below) for either the taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period and other requirements are met. For this purpose, ordinary shares traded on the NASDAQ Stock Market will be considered to be regularly tradeable on an established securities market in the United States. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our ordinary shares.
Dividends will generally be treated as income from foreign sources and will generally constitute passive category income for U.S. foreign tax credit purposes. In the event that we are deemed to be a PRC resident enterprise under the EIT Law, you may be subject to PRC withholding taxes on dividends paid on our ordinary shares. Depending on your particular facts and circumstances, you may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed (at a rate not exceeding the applicable Treaty rate) on dividends received on the ordinary shares. If you do not elect to claim a foreign tax credit for foreign taxes withheld, you may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholdings, but only for a year in which you elect to do so for all creditable foreign incomes taxes. The rules governing the foreign tax credit are complex. You are advised to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.
To the extent that the amount of any distribution on the ordinary shares exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a return of capital, causing a reduction in your adjusted tax basis in the ordinary shares, and the balance in excess of adjusted tax basis will be taxed as capital gain recognized on a sale or exchange, as described below under “—Sale, Exchange or Other Taxable Disposition of Ordinary Shares.” However, we may not calculate earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect to treat the full amount of the distribution as a dividend for U.S. federal income tax purposes.
Sale, Exchange or Other Taxable Disposition of Ordinary Shares
You will recognize gain or loss on the sale, exchange or other taxable disposition of our ordinary shares equal to the difference between the amount realized on such sale, exchange or other taxable disposition and your adjusted tax basis in our ordinary shares. Subject to the discussion under “—Passive Foreign Investment Company” below, such gain or loss will generally be capital gain or loss, which will be long-term capital gain or loss if your holding period for the shares exceeds one year at the time of disposition. Long-term capital gains are generally eligible for a preferential rate of taxation for individuals and certain other non-corporate U.S. Holders. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code.
Any gain or loss you recognize will generally be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes. However, if we were to be treated as a PRC resident enterprise for the EIT Law purposes and PRC tax were imposed on any gain, and if you are eligible for the benefits of the Treaty, you may elect to treat such gain as PRC-source gain under the Treaty and credit any PRC tax imposed with respect to such gain against your U.S. federal income tax liability with respect to such gain. If you are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ordinary shares unless such credit can be applied (subject to applicable limitations) against tax due on other income derived from foreign sources in the same category. You should consult your tax advisor regarding the tax consequences in case any PRC tax is imposed on gain on a disposition of the ordinary shares, including the availability of the foreign tax credit and the election to treat any gain as PRC source, under your particular circumstances.
Passive Foreign Investment Company
If a non-U.S. company is classified as a PFIC in any taxable year, a U.S. Holder of such PFIC’s shares will be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that such U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.
Under the PFIC rules, any excess distributions received or gain realized with respect to a PFIC’s stock are allocated ratably over a U.S. Holder’s holding period in such stock. Amounts allocated to the U.S. Holder’s current taxable year and any taxable year prior to PFIC classification are taxed as ordinary income, while amounts allocated to other taxable years are taxed at the highest rate of tax in effect for such U.S. Holder in such years and increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to each other taxable year.
A non-U.S. company will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either:

•	at least 75% of its gross income is “passive income”; or
•	at least 50% of the average quarterly value of its total gross assets is attributable to assets that produce “passive income” or are held for the production of passive income.
Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions and the excess of gains over losses from the disposition of assets which produce passive income. If a non-U.S. company owns at least 25% by value of the stock of another company, the non-U.S. company is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other company and as receiving directly its proportionate share of the other company’s income.
Based on current business plans and financial expectations, it is likely that we will be a PFIC for the current taxable year and in future taxable years. However, because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for the current taxable year or other years until after the close of the taxable year. Moreover, we must determine our PFIC status annually based on tests which are factual in nature, and our status in future years will depend on our income, assets and activities in each of those years and, as a result, cannot be predicted with certainty as of the date hereof.
If we are classified as a PFIC in any year with respect to which you own our ordinary shares, we will continue to be treated as a PFIC with respect to you in all succeeding years during which you own our ordinary shares, regardless of whether we continue to meet the tests described above, unless you make certain elections (as described below) with respect to our ordinary shares that may mitigate some of the adverse tax consequences resulting from PFIC treatment. If you own our ordinary shares during any year in which we are classified as a PFIC, you will generally be required to file an IRS Form 8621 with respect to the company with your federal income tax return for that year.
A U.S. Holder of “marketable stock”(as defined below) in a PFIC may make a mark-to-market election with respect to such stock in order to avoid taxation under the rules described above. If a U.S. Holder were to make a valid mark-to-market election for the ordinary shares of a PFIC, such U.S. Holder would include in income, for each year that such company is treated as a PFIC, an amount equal to the excess, if any, of the fair market value of the PFIC’s ordinary shares held by such U.S. Holder as of the close of the year over such U.S. Holder’s adjusted basis in such ordinary shares. Amounts included in your income under a mark-to-market election, as well as any gain on the actual sale or other disposition of ordinary shares, will be treated as ordinary income. The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our ordinary shares are listed on the NASDAQ Capital Market, which is a qualified exchange or other market for these purposes. If our ordinary shares continue to be listed on the NASDAQ Capital Market and are regularly traded, and you are a holder of our ordinary shares, we expect that the mark-to-market election would be available to you were we to be or become a PFIC. However, because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs of a PFIC, you would technically continue to be subject to the PFIC rules with respect to any indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.
Alternatively, a U.S. Holder of shares in a PFIC may avoid taxation under the rules described above by making a “qualified electing fund” election, to include in income its share of the PFIC’s income on a current basis. However, a U.S. Holder can only make a qualified electing fund election with respect to ordinary shares in a PFIC if such company agrees to furnish such U.S. Holder with certain tax information annually. We currently do not intend to prepare or provide such information. Therefore you should assume that you will not receive such information from us and would therefore be unable to make a qualified electing fund election with respect to any of our ordinary shares were we to be or become a PFIC.
You should consult your tax advisor regarding whether we are a PFIC as well as the potential U.S. federal income tax consequences of holding and disposing of our ordinary shares if we are or become classified as a PFIC, including the possibility of making a mark-to-market election or a qualifying electing fund election.
U.S. Holders are urged to consult their tax advisors regarding the consequences of acquiring, owning and disposing our ordinary shares in light of their particular circumstances.

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement, dated November 18, 2020, between us and BofA Securities, Inc., Jefferies LLC and Evercore Group L.L.C., as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of ordinary shares shown opposite its name below:
Underwriter	Number of Ordinary Shares
BofA Securities, Inc.	2,775,000
Jefferies LLC	2,325,000
Evercore Group L.L.C.	2,025,000
H.C. Wainwright & Co., LLC	375,000
Total	7,500,000
The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the ordinary shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.
The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the ordinary shares as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the ordinary shares, that you will be able to sell any of the ordinary shares held by you at a particular time or that the prices that you receive when you sell will be favorable.
The underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Certain of the underwriters may offer and sell the ordinary shares through one or more of their respective affiliates or selling agents.
Commission and Expenses
The underwriters have advised us that they propose to offer the ordinary shares to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.39 per ordinary share. After the offering, the initial public offering price and concession to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.
The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ordinary shares.
	Per Ordinary Share		Total
	Without Option to Purchase Additional Ordinary Shares	With Option to Purchase Additional Ordinary Shares	Without Option to Purchase Additional Ordinary Share	With Option to Purchase Additional Ordinary Shares
Public offering price	$10.00	$10.00	$75,000,000	$86,250,000
Underwriting discounts and commissions paid by us	$0.65	$0.65	$4,875,000	$5,606,250
Proceeds to us, before expenses	$9.35	$9.35	$70,125,000	$80,643,750

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $522,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $250,000 in the aggregate and have agreed to provide certain of the underwriters with a right of first refusal to provide investment banking services in connection with certain future transactions.
Listing
Our ordinary shares are listed on the Nasdaq Capital Market under the trading symbol “BYSI.”
Stamp Taxes
If you purchase ordinary shares offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.
Option to Purchase Additional Ordinary Shares
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 1,125,000 ordinary shares from us at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional ordinary shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more ordinary shares than the total number set forth on the cover page of this prospectus supplement.
No Sales of Similar Securities
We, our officers, directors and certain holders of our ordinary shares have agreed, subject to specified exceptions, not to directly or indirectly:
•
sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or

•
otherwise dispose of any ordinary shares or options or warrants to acquire ordinary shares, or securities exchangeable or exercisable for or convertible into ordinary shares currently or hereafter owned either of record or beneficially, or

•
publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement without the prior written consent of BofA Securities, Inc., Jefferies LLC and Evercore Group L.L.C.

These restrictions terminate after the close of trading of the common stock on and including the 90th day after the date of this prospectus supplement.
BofA Securities, Inc., Jefferies LLC and Evercore Group L.L.C. may, in their sole discretion and at any time or from time to time before the termination of the 90-day period, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement providing consent to the sale of ordinary shares prior to the expiration of the lock-up period.
Stabilization
The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ordinary shares at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our ordinary shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the option to purchase additional ordinary shares.
“Naked” short sales are sales in excess of the option to purchase additional ordinary shares. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering.
A stabilizing bid is a bid for the purchase of ordinary shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the ordinary shares. A syndicate covering transaction is the bid for or the purchase of ordinary shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ordinary shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.
The underwriters may also engage in passive market making transactions in our ordinary shares on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our ordinary shares in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Other Activities and Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. In May 2019, we entered into an Open Market Sale Agreement with Jefferies LLC, that established a program pursuant to which we may offer and sell up to $30 million of our ordinary shares from time to time in at-the-market transactions.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such short positions could adversely affect future trading prices of the ordinary shares offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

NOTICE TO INVESTORS
European Economic Area and the United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no Shares have been offered or will be offered pursuant to this prospectus supplement to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
b.
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Global Co-ordinator for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Relevant State who initially acquires any Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the Managers that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any Shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.
The above selling restriction is in addition to any other selling restrictions set out below.
Notice to Prospective Investors in the United Kingdom
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Hong Kong
The ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ordinary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Japan
The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the ordinary shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:
(c)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(d)	where no consideration is or will be given for the transfer;
(e)	where the transfer is by operation of law; or
(f)	as specified in Section 276(7) of the SFA.
Notice to Prospective Investors in Canada
The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration

Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES OF THE OFFERING
Set forth below is an itemization of the estimated expenses currently expected to be incurred in connection with the issuance and distribution of the ordinary shares. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.
Securities and Exchange Commission registration fee	$0
Financial Industry Regulatory Authority filing fee	$0
Printing and engraving expenses	$2,000
Legal fees and expenses	$460,000
Accounting fees and expenses	$55,000
Miscellaneous	$5,000
Total	$522,000

LEGAL MATTERS
The validity of the ordinary shares relating to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters relating to Chinese law will be passed upon for us by Han Kun Law Offices and for the underwriters by Fangda Partners. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Goodwin Procter LLP, New York, New York, is U.S. counsel for the underwriters in connection with this offering.

EXPERTS
The consolidated financial statements of BeyondSpring Inc. appearing in BeyondSpring Inc.’s Annual Report on Form 20-F for the year ended December 31, 2019 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.
A portion of our assets, including certain Chinese patents, are located in China. In addition, some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Han Kun Law Offices, our counsel as to Chinese law, have respectively advised us that there is uncertainty as to whether the courts of the Cayman Islands or China would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (2) entertain original actions brought in the Cayman Islands or China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Furthermore, Maples and Calder (Hong Kong) LLP and Han Kun Law Offices have advised us that, as of the date of this prospectus supplement, no treaty or other form of reciprocity exists between the Cayman Islands and China governing the recognition and enforcement of judgments.
Maples and Calder (Hong Kong) LLP has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States or China, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty, (5) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, (6) not inconsistent with a Cayman Islands judgement in respect of the same matter and (7) not impeachable on the grounds of fraud. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Han Kun Law Offices has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. Han Kun Law Offices has advised us further that under Chinese law, courts in China will not recognize or enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of Chinese law or national sovereignty, security or social public interest. As there exists no treaty or other form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus supplement, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a Chinese court would enforce judgments rendered by United States courts. In addition, because there is no treaty or other form of reciprocity between the Cayman Islands and China governing the recognition and enforcement of judgments as of the date of this prospectus supplement, there is further uncertainty as to whether and on what basis a PRC court would enforce judgments rendered by a Cayman Islands court.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form F-3, of which this prospectus supplement is part, with respect to the ordinary shares that we will offer. This prospectus supplement and any accompanying prospectus do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the ordinary shares we may offer. Statements we make in this prospectus supplement and any accompanying prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.
We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we are required to file reports and other information with the SEC. However, as a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and to submit to the SEC, reports on Form 6-K.
You may inspect a copy of the registration statement of which this prospectus supplement is a part and its accompanying exhibits and schedules, as well as the reports and other information we file electronically with the SEC, without charge, on the SEC’s website. The address of the site is www.sec.gov.
We maintain a corporate website at www.beyondspringpharma.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.
We incorporate by reference the documents listed below:
•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on April 30, 2020;
•
our Current Reports on Form 6-K furnished with the SEC on February 7, 2020, March 11, 2020, June 11, 2020, June 15, 2020, June 23, 2020, July 24, 2020, August 19, 2020, September 3, 2020, September 22, 2020, November 13, 2020, November 16, 2020 and November 17, 2020 (other than the portions of those reports not deemed to be filed);

•
the description of share capital contained in the Registration Statement on Form 8-A, as filed with the SEC on March 6, 2017 (File No. 001-38024), and including any amendments or reports filed for the purpose of updating such description;

•
with respect to each offering of ordinary shares under this prospectus supplement, each subsequent Annual Report on Form 20-F and each Current Report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with the SEC on or after the date of this prospectus supplement and until the termination or completion of that offering under this prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:
BeyondSpring Inc.
28 Liberty Street, 39th Floor
New York, New York 10005
Tel: +1 (646) 305-6387
Attention: Chief Financial Officer

EXPLANATORY NOTE
On October 15, 2019, BeyondSpring Inc. (the “Company”) filed a registration statement (the “Prior Registration Statement”) on Form F-3 (File No. 333-234193) with the U.S. Securities and Exchange Commission (the “SEC”) related to the offer and sale of an aggregate of 7,500,000 ordinary shares of the Company. The Prior Registration Statement was subsequently declared effective by the SEC on October 21, 2019. Pursuant to Rule 429 under the Securities Act of 1933 (the “Securities Act”), this registration statement, which is a new registration statement, combines the 3,371,504 ordinary shares from the Prior Registration Statement, which remain unissued, with an additional 6,628,496 ordinary shares, all of which are registered hereby for offer and sale by the Company, to enable an aggregate of 10,000,000 ordinary shares to be offered pursuant to the combined prospectus. Pursuant to Rule 429 under the Securities Act, this registration statement also constitutes a post-effective amendment to the Prior Registration Statement, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act.

PROSPECTUS
BeyondSpring Inc.

10,000,000

Ordinary Shares
This prospectus relates to the offer and sale, from time to time, of up to 10,000,000 of our ordinary shares. The offer and sale of 3,371,504 of the ordinary shares was previously registered pursuant to our registration on Form F-3 (File No. 333-234193), which we filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 15, 2019, and was declared effective by the SEC on October 21, 2019 (the “prior registration statement”). Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus updates the prior registration statement and includes the ordinary shares previously registered by us pursuant to such prior registration statement.
We may offer the ordinary shares for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. If any underwriters, dealers or agents are involved in the sale of any of the ordinary shares, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the “Plan of Distribution” and “About this Prospectus” sections for more information.
You should read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus carefully before you invest in our securities together with additional information described under the heading “Where You Can Find More Information.” Our ordinary shares are quoted on the NASDAQ Capital Market under the symbol “BYSI.” The closing price of our ordinary shares, as reported on the NASDAQ Capital Market on October 28, 2020, was $14.59.
Investing in our securities involves risks. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under “Risk Factors” on page 5 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
This Prospectus is dated November 12, 2020

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC under the Securities Act with respect to our ordinary shares. The term registration statement means the prior registration statement and any and all amendments including the schedules and exhibits to the prior registration statement and this registration statement, which is combined with the prior registration statement pursuant to Rule 429 under the Securities Act. We may, from time to time, offer and sell, in one or more offerings, up to 10,000,000 of our ordinary shares. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled “Plan of Distribution.”
This prospectus only provides you with a general description of our ordinary shares that we may offer. Each time we sell our ordinary shares, we will provide a prospectus supplement containing specific information about the offering, if required. Any such prospectus supplement may include a discussion of any risk factors or other special considerations that apply to that offering. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our ordinary shares, you should carefully read both this prospectus and any prospectus supplement together with additional information incorporated by reference herein and described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read on the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information.”
When acquiring any ordinary shares described in this prospectus, you should rely only on the information provided in this prospectus and in any applicable prospectus supplement, including the information incorporated by reference. Neither we nor any underwriter, dealer or agent have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering our ordinary shares in any jurisdiction where the offer or sale is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of any such document.
We may sell our ordinary shares to underwriters who will sell the securities to the public at a fixed offering price or at varying prices determined at the time of sale. The applicable prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers or agents and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.
Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to:
“BeyondSpring,” the “Company,” “our Company,” the “Registrant,” “us,” “we,” “our” and similar designations refer to Dalian Wanchun Biotechnology Co., Ltd., or Wanchun Biotech, the former holding company of our U.S. subsidiary, and its consolidated subsidiaries, as a whole, prior to the completion of our internal corporate reorganization, and BeyondSpring Inc. and its consolidated subsidiaries, after the completion of our internal corporate reorganization on July 20, 2015.
“Our shares,” “ordinary shares” and similar expressions refer to the Registrant’s ordinary shares, par value $0.0001 per share.
“Dollars,” “U.S.$” or “$” refer to United States Dollars.
“PRC” or “China” refer to the People’s Republic of China.
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.
“Securities Act” refers to the Securities Act of 1933, as amended.
“FINRA” refers to the Financial Industry Regulatory Authority.
“NASDAQ” refers to the NASDAQ Capital Market.
“SEC” or the “Commission” refers to the United States Securities and Exchange Commission.

OUR COMPANY
We are a global clinical stage biopharmaceutical company focused on the development of innovative cancer therapies. Our lead asset, Plinabulin, is being studied in late stage clinical trials for its potential benefit in the prevention of chemotherapy-induced neutropenia, and as an anti-cancer agent in combination with docetaxel in advanced non-small cell lung cancer, or NSCLC. Plinabulin is also currently being studied in investigator-initiated trials for its therapeutic potential in combination with various immuno-oncology agents, including 1) in combination with nivolumab, a programmed cell death protein 1, or PD-1, antibody for the treatment of NSCLC at the University of California San Diego, the Fred Hutchinson Cancer Research Center, and the University of Washington, 2) in combination with nivolumab and ipilimumab, a CTLA-4 antibody, for the treatment of small cell lung cancer at the Rutgers University, and 3) in combination with PD-1 or programmed death-ligand 1, or PD-L1, antibodies and radiation or chemotherapy for the treatment of various cancers at the University of Texas MD Anderson Cancer Center. We own global rights to Plinabulin in all countries except China. We own a 57.97% interest in our China subsidiary, which owns 100% of the rights to Plinabulin in China. We are also developing three small molecule immune agents, currently in preclinical stages, and a drug development platform using ubiquitin mediated protein degradation pathway.
BeyondSpring Inc. was incorporated as an exempted company under the laws of the Cayman Islands on November 21, 2014. In July 2015, we completed our internal restructuring. Our principal executive offices are located at 28 Liberty Street, 39th Floor, New York, NY 10005 and our telephone number is +1 (646) 305-6387. Our registered office in the Cayman Islands is located at the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the U.S. is CT Corporation System located at 111 Eighth Avenue, New York, New York 10011. Our website is www.beyondspringpharma.com. The information contained on, or that can be accessed through, our website does not constitute part of this annual report and is not incorporated by reference herein.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, the documents incorporated by reference herein and any accompanying prospectus supplement may contain or incorporate forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements stated in or implied by these forward-looking statements.
All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provision under Section 27A of the Securities Act and 21E of the Exchange Act and as defined in the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. You should refer to the “Risk Factors” section of this prospectus, any accompanying prospectus supplement, and our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those stated in or implied by these forward-looking statements. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. Forward-looking statements speak only as of the date made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus, any accompanying prospectus supplement and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results stated in or implied by these forward-looking statements.
Forward-looking statements in this prospectus include, but are not limited to, statements about:
•	the initiation, timing, progress and results of our studies in animals and clinical trials, and our research and development programs;
•	our ability to advance our product candidates into, and successfully complete, clinical trials;
•	our reliance on the success of our clinical-stage product candidates;
•	the timing or likelihood of regulatory filings and approvals;
•	the commercialization of our product candidates, if approved;
•	our ability to develop sales and marketing capabilities;
•	the pricing and reimbursement of our product candidates, if approved;
•	the implementation of our business model, strategic plans for our business and technology;
•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;
•	our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties;
•	costs associated with defending intellectual property infringement, product liability and other claims;
•	regulatory development in the United States, China and other jurisdictions;
•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;
•	the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements;
•	our ability to maintain and establish collaborations or obtain additional grant funding;

•	the rate and degree of market acceptance of our product candidates;
•	developments relating to our competitors and our industry, including competing therapies;
•	our ability to effectively manage our anticipated growth;
•	our ability to attract and retain qualified employees and key personnel;
•	our expectations regarding the period during which we qualify as an emerging growth company under the U.S. Jumpstart Our Business Startups Act;
•	statements regarding future revenue, hiring plans, expenses, capital expenditures, capital requirements and share performance;
•	the future trading price of our ordinary shares and impact of securities analysts’ reports on these prices;
•
the impact of widespread health developments, including the recent COVID-19 outbreak, and the responses thereto, which could materially and adversely affect, among other things, enrollment of patients in our clinical trials and our expected timeline for data readouts of our clinical trials and certain regulatory filings for our product candidates; and

•
other risks and uncertainties, including those listed under the caption “Risk Factors” in this prospectus, any accompanying prospectus supplement, and our periodic and current reports filed with the SEC.

The “Risk Factors” section of this prospectus, any accompanying prospectus supplement, and our periodic and current reports filed with the SEC references the principal contingencies and uncertainties to which we believe we are subject, which should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus or in any prospectus supplement.

RISK FACTORS
Investing in our ordinary shares involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 20-F, and in our updates, if any, to those risk factors in our reports of foreign private issuer on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

OFFER STATISTICS AND EXPECTED TIMETABLE
We may sell from time to time pursuant to this prospectus (as may be detailed in a prospectus supplement) offer and sell, in one or more offerings, up to 10,000,000 of our ordinary shares. The price per ordinary share offered will depend on a number of factors that may be relevant at the time of offer. See “Plan of Distribution.”

USE OF PROCEEDS
Our management will have broad discretion over the use of the net proceeds from the sale of our ordinary shares pursuant to this prospectus, both in terms of the purposes for which they will be used and the amounts that will be allocated for each purpose. We intend to use the net proceeds from the sale of any securities offered under this prospectus for funding our research and development, pre-commercialization activities and for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital, clinical trial expenditures, commercial expenditures and capital expenditures.
CAPITALIZATION
Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report of foreign private issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF SHARE CAPITAL
We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time and the Companies Law (2018 Revision) of the Cayman Islands, which is referred to as the Companies Law below, and the common law of the Cayman Islands.
As of June 30, 2020, our authorized share capital was $50,000, consisting of 500,000,000 ordinary shares, par value of U.S. $0.0001, each. As of June 30, 2020, 30,117,881 ordinary shares were issued and outstanding. All of our issued and outstanding ordinary shares are fully paid.
The following are summaries of material provisions of our current amended and restated memorandum and articles of association that became effective immediately prior to the completion of our initial public offering, or IPO, in March 2017, insofar as they relate to the material terms of our ordinary shares.
Objects of Our Company
Under our amended and restated memorandum and articles of association, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.
Ordinary Shares
Our ordinary shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.
Dividends
The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or our share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.
Voting Rights
Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the voting share capital of our Company present in person or by proxy.
A quorum required for a meeting of shareholders consists of one or more shareholders present and holding not less than a majority of all voting share capital of our Company in issue. Shareholders may be present in person or by proxy or, if the shareholder is a legal entity, by its duly authorized representative. Shareholders’ meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding at the date of deposit of the requisition not less than ten percent of our voting share capital in issue. Advance notice of at least seven calendar days is required for the convening of our annual general shareholders’ meeting and any other general shareholders’ meeting.
An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast at a meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Law and our amended and restated memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association. Holders of the ordinary shares may, among other things, divide or combine their shares by ordinary resolution.
Transfer of Ordinary Shares
Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:
•
the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;
•	the instrument of transfer is properly stamped, if required;
•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and
•	a fee of such maximum sum as the NASDAQ Capital Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.
If our board of directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required of the NASDAQ Capital Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board of directors may determine.
Liquidation
On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of our ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.
Calls on Shares and Forfeiture of Shares
Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time or times of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Ordinary Shares
We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors. Our Company may also repurchase any of our shares (including any redeemable shares) provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our amended and restated memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of the company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares
The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series) may, subject to our amended and restated memorandum and articles of association, be varied with the consent in writing of the holders of not less than two thirds of the issued shares of that class or series or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares
Our amended and restated memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.
Our amended and restated memorandum and articles of association also authorize our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
•	the designation of the series;
•	the number of shares of the series;
•	the dividend rights, dividend rates, conversion rights, voting rights; and
•	the rights and terms of redemption and liquidation preferences.
Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.
Inspection of Books and Records
Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”
Anti-Takeover Provisions
Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:
authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and
limit the ability of shareholders to requisition and convene general meetings of shareholders.
However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.
General Meetings of Shareholders and Shareholder Proposals
Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our board of directors considers appropriate.
As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we may (but are not obliged to) hold a general meeting in each year as our annual general meeting.
Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors. Our board of directors shall give not less than seven calendar days’ written notice of a shareholders’ meeting to those persons whose names appear as members in our register of members on the date the notice is given (or on any other date determined by our directors to be the record date for such meeting) and who are entitled to vote at the meeting.
Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association allow our shareholders holding shares representing in aggregate not less than ten percent of our voting share capital in issue, to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
Exempted Company
We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:
•	does not have to file an annual return of its shareholders with the Registrar of Companies;
•	is not required to open its register of members for inspection;
•	does not have to hold an annual general meeting;
•	may issue negotiable or bearer shares or shares with no par value;
•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	may register as a limited duration company; and
•	may register as a segregated portfolio company.
“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Register of Members
Under Cayman Islands law, we must keep a register of members and there should be entered therein:
•
the names and addresses of the members, together with a statement of the shares held by each member, and such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each member (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•	the date on which the name of any person was entered on the register as a member; and
•	the date on which any person ceased to be a member.
Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members should be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name.
If the name of any person is incorrectly entered in, or omitted from, our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

History of Securities Issuances
The following is a summary of our securities issuances for the past three years.
On March 14, 2017, we completed our IPO on the NASDAQ Capital Market pursuant to which we issued 174,286 ordinary shares at $20.00 per ordinary share for gross proceeds of $3.5 million. In conjunction with our IPO, we issued 2,541,048 ordinary shares in a private placement to certain investors at $20.00 per ordinary share for gross proceeds of $50.8 million. Immediately prior to our IPO, we issued 2,112,963 ordinary shares to NPBSIPO Liquidating Trust, or Nereus Trust, in exchange for the termination of the relevant royalty payment arrangements with the seller of the patent of Plinabulin.
On May 30, 2018, we issued 739,095 ordinary shares to certain investors in a registered offering. The gross proceeds from the offering were $20.0 million, before deducting expenses.
In May 2019, we entered into an Open Market Sale AgreementSM with Jefferies LLC to sell our ordinary shares, with aggregate gross proceeds of up to $30.0 million, from time to time, through an at-the-market facility. As of June 30, 2020, we had issued 630,228 ordinary shares under this facility for aggregate gross proceeds of $13.2 million.
On July 19, 2019, we issued 2,058,825 ordinary shares in a public offering, led by Decheng Capital, at a public offering price of $17.00 per share. Gross proceeds from the public offering were $35.0 million, before deducting underwriting discounts and commissions and other offering expenses.
On October 29, 2019, we issued 1,908,996 ordinary shares in a public offering at a public offering price of $13.50 per share. Gross proceeds from the public offering were $25.8 million, before deducting underwriting discounts and commissions and other offering expenses.
On June 23, 2020, we issued 2,219,500 ordinary shares in a public offering at a public offering price of $13.00 per share. On July 15, 2020, we issued 384,615 ordinary shares to entities affiliated with Decheng Capital in a private placement at a purchase price of $13.00 per share. Gross proceeds from the public offering and the private placement were $33.9 million, before deducting underwriting discounts and commissions and other offering expenses.
In connection with our initial public offering, we adopted the 2017 Omnibus Incentive Plan, or our 2017 Incentive Plan, to provide additional incentives to selected directors, officers, employees and consultants, and to enable our Company to obtain and retain the services of these individuals. The 2017 Incentive Plan enables us to grant options, restricted shares or other awards to our directors, employees and consultants. We authorized 2,137,037 ordinary shares to be available for grant pursuant to awards under the 2017 Incentive Plan, and as of June 30, 2020, there were 154,699 shares remaining available for grant. As of June 30, 2020, there were the following outstanding awards under the 2017 Incentive Plan: (i) 142,075 unvested restricted shares (of which 42,075 were subject to time-based vesting and 100,000 were subject to performance-based vesting); (ii) 528,526 options, of which 379,690 were vested (with a weighted average exercise price of $18.95 per share) and 148,836 were unvested (with a weighted average exercise price of $20.43 per share) (of which 92,183 were subject to time-based vesting and 56,653 were subject to performance-based vesting); and (iii) 600,000 in other stock-based awards, all unvested and subject to performance-based vesting.
Differences in Corporate Law
The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements
The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:
•	the statutory provisions as to the required majority vote have been met;
•
the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.
When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits
In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and a derivative action may ordinarily not be brought by a minority shareholder. However, based on English authority, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a minority shareholder may be permitted to commence a representative action against, or derivative actions in the name of, our Company to challenge:
•	an act which is ultra vires the company or illegal and is therefore incapable of ratification by the shareholders,
•	an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company, or
•	an act which requires a resolution with a qualified (or special) majority (i.e. more than a simple majority) which has not been obtained.

Indemnification of Directors and Executive Officers and Limitation of Liability
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association require us to indemnify every director, alternate director, secretary, assistant secretary, or other officer for the time being and from time to time of our Company (but not including our auditors) and the personal representatives of the same against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such indemnified person’s own dishonesty, willful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
In addition, we have entered into indemnification agreements with each of our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties
Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent
Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals
Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in articles of association. Our amended and restated articles of association allow our shareholders holding not less than ten percent of all voting power of our share capital in issue to requisition a shareholder’s meeting, in which case our board of directors is obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our amended and restated articles of association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.
Cumulative Voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors
Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.
Transactions with Interested Shareholders
The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder, generally, is a person who, or a group which, owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding up
Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our amended and restated articles of association, our Company may be dissolved, liquidated or wound up by a special resolution of our shareholders, or by an ordinary resolution on the basis that our Company is unable to pay its debts as they fall due.
Variation of Rights of Shares
Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of not less than two thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Amendment of Governing Documents
Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.
Rights of Non-resident or Foreign Shareholders
There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.
Transfer Agent and Registrar
The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company.
Listing
Our ordinary shares are listed on the NASDAQ under the symbol “BYSI.”

PLAN OF DISTRIBUTION
We may sell or distribute our ordinary shares from time to time in one or more public or private transactions:
•	through underwriters;
•	through agents;
•	to dealers;
•	directly to one or more purchasers;
•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;
•	in block trades;
•	through a combination of any of the above; and
•	any other method permitted pursuant to applicable law.
•	Any sale or distribution may be effected by us:
•	at market prices prevailing at the time of sale;
•	at varying prices determined at the time of sale; or
•	at negotiated or fixed prices.
At any time a particular offer of the ordinary shares is made, a prospectus supplement, if required, will be distributed and set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the ordinary shares and the proceeds to us from such sales or distribution, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
In addition, we may distribute the ordinary shares as a dividend or in a rights offering to our existing security holders. In some cases, we or dealers acting for us or on behalf of us may also repurchase the ordinary shares and reoffer them to the public by one or more of the methods described above.
Through Underwriters
If underwriters are used in a sale or distribution, the ordinary shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The ordinary shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the ordinary shares if any are purchased.
During and after an offering through underwriters, the underwriters may purchase and sell or distribute the ordinary shares in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the ordinary shares they sell or distribute for their account may be reclaimed by the syndicate if the syndicate repurchases the ordinary shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the ordinary shares, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.
Through Agents or to Dealers
We may sell or distribute the ordinary shares directly or through agents we designate from time to time. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are used in any of the sales or distribution of the ordinary shares covered by this prospectus, we will sell those ordinary shares to dealers as principals. The dealers may then resell the ordinary shares to the public at varying prices the dealers determine at the time of resale.
Direct Sales
We may sell or distribute the ordinary shares directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof.
Delayed Delivery
If so indicated in a prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase the ordinary shares from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.
Derivative Transactions and Hedging
We and the underwriters may engage in derivative transactions involving the ordinary shares. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the ordinary shares, hold or resell ordinary shares acquired and purchase options or futures on the ordinary shares and other derivative instruments with returns linked to or related to changes in the price of the ordinary shares. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may carry out the derivative transactions through sales or distributions of the ordinary shares to the public, including short sales, or by lending the ordinary shares in order to facilitate short sale transactions by others. The underwriters may also use the ordinary shares purchased or borrowed from us or others (or, in the case of derivatives, ordinary shares received from us in settlement of those derivatives) to directly or indirectly settle sales of the ordinary shares or close out any related open borrowings of the ordinary shares.
Loans of Securities
We may loan or pledge the ordinary shares to a financial institution or other third party that in turn may sell the ordinary shares using this prospectus and an applicable prospectus supplement.
General
Agents, dealers and direct purchasers that participate in the distribution of the offered ordinary shares may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered ordinary shares by them may be treated as underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our behalf.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form F-3, of which this prospectus is part, with respect to the ordinary shares we will offer. For purposes of this section, the term registration statement means the prior registration statement and any and all amendments including the schedules and exhibits to the prior registration statement and this registration statement, which is combined with the prior registration statement pursuant to Rule 429 under the Securities Act. This prospectus and any accompanying prospectus supplement do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the ordinary shares we may offer. Statements we make in this prospectus and any accompanying prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.
We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we are required to file reports and other information with the SEC. However, as a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and to submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year.
The SEC also maintains a website at that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
We maintain a corporate website at www.beyondspringpharma.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
We incorporate by reference the documents listed below:
•	our Annual Report on Form 20-F (File No. 001-38024) filed with the SEC for the fiscal year ended December 31, 2019, filed with the SEC on April 30, 2020.
•
our Current Reports on Form 6-K furnished with the SEC on February 7, 2020, March 11, 2020, June 11, 2020, June 15, 2020, June 23, 2020, July 24, 2020, August 19, 2020, September 3, 2020 and September 22 2020 (other than the portions of those reports not deemed to be filed).

•
with respect to each offering of ordinary shares under this prospectus, each subsequent annual report on Form 20-F and each report of foreign private issuer on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with or furnish to the SEC on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
BeyondSpring Inc.
Liberty Street, 39th Floor
New York, New York 10005
Tel: +1 (646) 305-6387
Attention: Chief Financial Officer

ENFORCEMENT OF CIVIL LIABILITIES
We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.
A portion of our assets, including certain Chinese patents, are located in China. In addition, some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Han Kun Law Offices, our counsel as to Chinese law, have respectively advised us that there is uncertainty as to whether the courts of the Cayman Islands or China would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Furthermore, Maples and Calder (Hong Kong) LLP and Han Kun Law Offices have advised us that, as of the date of this prospectus, no treaty or other form of reciprocity exists between the Cayman Islands and China governing the recognition and enforcement of judgments.
Maples and Calder (Hong Kong) LLP has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States or China, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty, (5) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, (6) not inconsistent with a Cayman Islands judgement in respect of the same matter and (7) not impeachable on the grounds of fraud. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Han Kun Law Offices has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. Han Kun Law Offices has advised us further that under Chinese law, courts in China will not recognize or enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of Chinese law or national sovereignty, security or social public interest. As there exists no treaty or other form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a Chinese court would enforce judgments rendered by United States courts. In addition, because there is no treaty or other form of reciprocity between the Cayman Islands and China governing the recognition and enforcement of judgments as of the date of this prospectus, there is further uncertainty as to whether and on what basis a PRC court would enforce judgments rendered by a Cayman Islands court.

LEGAL MATTERS
The validity of the ordinary shares relating to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters relating to Chinese law will be passed upon for us by Han Kun Law Offices. Certain legal matters relating to U.S. law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.
EXPERTS
The consolidated financial statements of BeyondSpring Inc. appearing in BeyondSpring Inc.’s Annual Report on Form 20-F for the year ended December 31, 2019 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

7,500,000
Ordinary Shares

BeyondSpring Inc.

PROSPECTUS SUPPLEMENT
November 18, 2020

Joint Book-Running Managers
BofA Securities

Jefferies

Evercore ISI
Co-Manager
H.C. Wainwright & Co.